UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2014

FIRST LIBERTY POWER CORP.
Exact name of registrant as specified in its charter

Nevada	000-52928	90-0748351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd, Suite 300, Las Vegas NV	89128
(Address of principal executive offices)	(Zip Code)

(702) 675-8198
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On September 27, 2014, First Liberty Power Corp. executed a binding Letter of Intent (“LOI”) under which First Liberty Power Corp. and/or its wholly owned subsidiary First Liberty Mineral Processing Corp. (collectively, “First Liberty”) will enter into a definitive share purchase agreement (the "SPA") on or before October 6, 2014 (“Effective Date”) to acquire 50% of the issued and outstanding shares of Coronet Metals US Inc. (“Coronet USA”), which currently holds a lease to operate (the “Lease”) the Liberty Precious Metals Processing Facility (“Liberty Mill”) located in Amargosa Valley, Nevada, from Coronet Metals Inc. (“Coronet”).

As a result of this transaction, First Liberty will have a 50% ownership interest in Coronet USA, which includes the following:  i) all of Coronet USA’s equipment, lease-hold improvements, and other assets, valued at approximately $2.1 million; (ii) all identified liabilities of Coronet USA, totalling approximately $100,000K; (iii) all obligations and rights under the Lease held by Coronet USA in respect of the Liberty Mill and associated permits, and; (iv) prioritization for the processing and refining of First Liberty and Coronet sourced ore and/or concentrates.

In consideration for First Liberty acquiring 50% of the shares of Coronet USA from Coronet, First Liberty shall provide to Coronet a total of $200,000 in cash consideration, of which the timing and allocation is: (i) the parties agree that $20,000 has previously been provided to Coronet, which amount was applied towards a payment on the Lease; (ii) within 3 days of the signing of the LOI, a total of US$35,000, which funds shall be utilized by Coronet to undertake a $20,000 payment towards outstanding amounts owing on the Lease, with the remainder available to Coronet for purposes of its own discretion; (iii) on or before the Effective Date, a total of $60,000, which amounts are to be used in their entirety towards remaining outstanding Lease payments and payment in full for the October 2014 Lease obligation, and; (iv) on or before 60 days from the Effective Date, the remaining $85,000, which amounts shall be utilized towards the November 2014 Lease obligation, necessary and agreed payments on outstanding amounts owed by Coronet USA, and ongoing operational costs associated with Coronet USA including costs required to bring facility back into full operational status.

Upon execution of the SPA, Coronet USA shall be generally operated as follows:  (i) Upon First Liberty completing its consideration requirements, all subsequent capital and operating costs required to maintain and develop Coronet USA to be provided equally by First Liberty and Coronet; (ii) The parties shall respectively identify an equal number of members to form a committee (“Committee”) which shall be responsible for all decision making of Coronet USA, under which any matters for which there is disagreement within the Committee and involved capital or operational considerations of less than $20,000, First Liberty shall have a decisive vote, and for any matters in excess of $20,000, First Liberty and Coronet to follow a proscribed dispute resolution mechanism to be identified in the SPA.

Additional terms and conditions apply to the LOI, and the foregoing descriptions of the Agreement is qualified entirely by reference to the copy of said LOI attached as an exhibit to this Filing.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

Please refer to the disclosure in Item 1.01.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Letter of Intent relative to the Acquisition of 50% interest in Coronet Metals US Inc., wholly owned subsidiary of Coronet Metals Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Liberty Power Corp.

Dated: September 29, 2014	By:	/s/ Don Nicholson
	Name:	Don Nicholson
`	Title:	CEO